WORKOUT AND FOREBEARANCE AGREEMENT

This Workout and Forebearance Agreement ("Agreement") is entered as of July 20, 2005 by and between FIRST PREFERENCE MORTGAGE CORPORATION ("FPMC") and CITIMORTGAGE, INC., successor by separate mergers with First Nationwide Mortgage Corporation and Principal Residential Mortgage, Inc. (hereinafter referred to as "CMI").

WHEREAS, First Nationwide Mortgage Corporation ("Nationwide") and FPMC were parties to a Mortgage Loan Purchase and Sale Agreement dated as of May 23, 1996 ("Nationwide Agreement") and, in connection with Nationwide's merger into CMI, FPMC executed a Correspondent Loan Purchase Agreement dated as of December 26, 2002 ("CMI Agreement"), both setting forth the terms and conditions under which FPMC would sell mortgage loans to CMI;

WHEREAS, Principal Residential Mortgage, Inc. ("Principal") and FPMC were parties to a Whole Loan Sale Agreement dated as of March 11, 1997 ("Principal Agreement") and, in connection with Principal's merger into CMI, FPMC became obligated to CMI under the Principal Agreement for mortgage loans sold to Principal (the "Nationwide Agreement, Principal Agreement and CMI Agreement shall be hereinafter collectively referred to as "Loan Purchase Agreement");

WHEREAS, under the terms of the Loan Purchase Agreement, FPMC sold certain mortgage loans to CMI, as to which FPMC breached certain Loan Purchase Agreement representations, warranties and covenants by, among other things:  i) failing to timely obtain government insurance thereby rendering them uninsurable; and ii) originating other mortgage loans with deficiencies that rendered them not to be of Fannie Mae and Freddie Mac investment quality (these loans are detailed on the attached Exhibit A and shall hereinafter be referred to as the "Loans");

WHEREAS, pursuant to the provisions of the Loan Purchase Agreement FPMC was/is obligated to repurchase the Loans from CMI;

WHEREAS, at the request of FPMC, CMI previously agreed, as set forth in separate indemnity letters executed by FPMC in favor of CMI for each such Loan, to accept an indemnification fee for some of the uninsured loans in lieu of requiring FPMC to immediately repurchase them (the "Indemnification Transactions");

WHEREAS, pursuant to the Indemnification Transactions FPMC remains liable for all losses incurred by CMI in connection with any of the Loans, less the indemnification fees paid by FPMC;

WHEREAS, CMI has foreclosed on some of the Loans covered by the Indemnification Transactions and, after applying any applicable mortgage insurance or other credits, has reduced to sums certain (not including interest) the amount owed CMI by FPMC to satisfy its obligations with respect to each (these loans are identified on Exhibit A and shall hereinafter be referred to as the "Liquidated Loans");

WHEREAS, FPMC desires to confirm its agreement for repayment of the amounts due with respect to the Liquidated Loans;

WHEREAS, other of the Loans remain active on CMI's servicing system (the "Active Loans")-the borrowers on some of the Active Loans continue generally to honor their obligations as they become due (the "Active Non-defaulted Loans")-other of the Active Loans are in default and CMI is completing the foreclosure and REO process with respect to them (the "Active Defaulted Loans");

WHEREAS, FPMC acknowledges its repurchase obligation with respect to the Active Non-defaulted Loans and the Active Defaulted Loans, all of which are also identified on Exhibit A;

WHEREAS, FPMC desires to honor its obligations under the Loan Purchase Agreement and repurchase the Active Non-defaulted Loans from CMI (on a service released basis, without recourse or warranty of any kind other than that CMI is the present owner and holder of the Active Non-defaulted Loans) in order to immediately sell the Active Non-defaulted Loans to EMC Mortgage Corporation ("EMC") on a service released basis for $2,221,859.17, which is a price representing a discount of the total amount outstanding and due CMI with respect to the Active Non-defaulted Loans (the "Discounted Purchase Price");

WHEREAS, FPMC desires to acknowledge and reaffirm its as yet unliquidated repurchase or indemnity obligations with respect to the Active Defaulted Loans;

WHEREAS, FPMC and CMI desire to set forth herein the terms and conditions under which it will settle any and all issues, disputes and claims between them with respect to FPMC's repurchase or indemnity obligations to CMI on the Loans, all in an effort to avoid the cost, delay and uncertainty of any further discussion or proceedings;

NOW, THEREFORE, in consideration of this Agreement, CMI's forbearance from requiring immediate satisfaction of FPMC's repurchase or indemnity obligations under the Loan Purchase Agreement with respect to the Loans, and other good and valuable consideration described in this Agreement, the receipt and adequacy of which the parties acknowledge by their signatures below, the parties agree:

1.        Recitals Part of the Agreement.

The recitals set forth above are incorporated in, and become part of this Agreement as if fully set forth below.

2.        Accommodation Payments and Other Obligations.

(a)           FPMC will pay (in cash or certified funds) $6,618,792.62 (which includes interest through the transfer date of August 12, 2005 but not including ongoing servicing expenses that will become due from FPMC to CMI following July 20, 2005, on all Loans covered by this Agreement, which expenses will be included in the calculation of any Revised Settlement Amount under paragraph 2(b)) to satisfy its repurchase obligations to CMI with respect to all but the Active Defaulted Loans in accordance with the payment schedule indicated below (the "Initial Settlement Amount");

(i)     FPMC will pay CMI $254,544 with the signing of this Agreement;

(ii)    FPMC will pay CMI or cause EMC Mortgage Corporation to pay CMI on FPMC's behalf the Discounted Purchase Price with respect to the Active Non-defaulted Loans immediately upon FPMC's sale of the Active Non-defaulted Loans.  The difference between the Discounted Purchase Price and the total amount outstanding and due CMI with respect to the Active Non-defaulted Loans will be included in the amount to be repaid under the repayment schedule referred to in items (iii) and (iv) below.  The payment to CMI of the Discounted Purchase Price shall be treated as a curtailment reducing the Initial Settlement Amount that does not affect the repayment schedule set forth in items iii) and iv) below;

(iii)   FPMC will pay CMI two curtailments of $50,000 (each) on June 1, 2006 and December 1, 2006, also reducing the Initial Settlement Amount, in accordance with the repayment schedule as set forth in the attached Exhibit B.

(iv)    FPMC will pay CMI the monthly installments as set forth in the repayment schedule as set forth in the attached Exhibit B, commencing with a payment of $20,000 on the 1st day of October, 2005, and continuing on the first day of each calendar month thereafter with payments that increase by $2,500 every three months, until FPMC has paid CMI the Initial Settlement Amount and the increases thereto as set forth in paragraph 2(b) below.

(b)          As CMI completes the foreclosure, REO, any insurance claim or other process (including collateral abandonment where deemed necessary due to environmental hazard or other matter rendering foreclosure not economically feasible in CMI's reasonable business judgment) on the Active Defaulted Loans and reduces to sums certain (not including interest) the amount owed CMI by FPMC to satisfy its obligations with respect to each Active Defaulted Loan, the following shall occur:  (i) CMI shall advise FPMC of any such amounts, (ii) FPMC shall have thirty (30) days to pay all or part of such amount, and (iii) if FPMC elects not to pay all of such amount, then any remaining balance shall be added to the Initial Settlement Amount on an ongoing basis.  The Initial Settlement Amount as increased from time to time by the amounts coming due CMI under this paragraph and under paragraph 2 (a) above shall be referred to as the Revised Settlement Amount.  For each calendar quarter in which there is any increase in the Initial Settlement Amount or a subsequent Revised Settlement Amount, CMI shall, by the 15th day of the next calendar quarter, re-calculate and send to FPMC, a repayment schedule in the format provided for Paragraph 2(a)(iv) above to fully amortizing the new Revised Settlement  Amount (without interest) by December 31, 2008 ("Maturity Date"), according to the same quarterly-increasing payment formula provided for in Paragraph 2(a)(iv) above.  This Active Defaulted Loan process shall be followed by the parties until each Active Defaulted Loan has been concluded and any amount due CMI from FPMC has been included in a Revised Settlement Amount.  Notwithstanding the provision in this paragraph (b) for recalculation of any Revised Settlement Amount and its associated repayment schedule, in no event shall FPMC's debt service with respect to the Loans covered by this Agreement exceed nine hundred thousand dollars ($900,000) in any calendar year ("Maximum Debt Service").  To the extent that it appears that a recalculation will cause FPMC's Maximum Debt Service to be exceeded, CMI agrees to consider FPMC's request for a reasonable extension of the Maturity Date.

(c)           Notwithstanding any other provision of this Agreement, in the event FPMC recovers any amount from its insurance company(ies) in connection with any claims(s) FPMC has submitted with respect to any of the Loans (the "Insurance Recovery(ies), FPMC will pay fifty percent (50%) of any such Insurance Recovery(ies), but not to exceed CMI's loss with respect to any of the Loans, to CMI with fifteen (15) days of FPMC's receipt of any partial or full Insurance Recovery(ies), at whatever interval(s) FPMC may receive any such Insurance Recovery(ies).  Any and all expenses (including attorney fees) incurred in connection with any Insurance Recovery(ies) shall be borne by FPMC after first paying CMI the fifty percent (50%) provided for in this Paragraph.  If the total of any such Insurance Recovery(ies) remitted to CMI are not sufficient to pay CMI the then-existing Revised Settlement Amount in full, CMI shall apply them to reduce FPMC's obligations, beginning with the last payment first (such that FPMC will continue making the curtailment payments and installment payments as set forth in Paragraph 2(a) and (b) above, as may be revised from time to time, without interruption or reduction in amount until the Revised Settlement Amount is paid in full).

(d)          In order to document the requisite corporate authority for FPMC to sign this Agreement and to pay the amounts due hereunder, it will deliver to CMI with the signed Agreement, an original consent signed by all of the directors of FPMC, approving and authorizing FPMC to execute this Agreement.  Such consent shall be in the form attached as Exhibit C.

(e)           If and when FPMC pays CMI all of the amounts owned under this Agreement, and provided that there is not at any time from the date of this Agreement to the expiration of ninety (90) days following the date on which FPMC makes the last payment under this Agreement a filing of a voluntary bankruptcy petition by FPMC or an involuntary petition filed against FPMC that is not dismissed within that same period, CMI's Limited Release with respect to FPMC's repurchase or indemnity obligations on the Loans (and only the Loans described in the recitals to this Agreement) as set forth in paragraph 3. below will become effective.

3.             FPMC Limited Release.

In consideration of CMI's forbearance from exercising its immediate repurchase rights under the Loan Purchase Agreement with respect to the Loans and CMI's other commitments set forth herein, upon execution of this Agreement FPMC hereby releases, acquits and forever discharges CMI, its parent, affiliate and subsidiary corporations, its and their respective directors, officers, employees, shareholders, attorneys, agents, predecessors, successors and assigns from any and all claims, liability, damages, attorney fees, costs, or any other matter or thing in connection with any of FPMC's business relationships or dealings with Nationwide, Principal or CMI up to the execution of this Agreement ("Claims"), including without limitation any Claims about CMI's purchase or servicing of the Loans.

Nothing contained in this Agreement is intended or shall be construed as a release or waiver of:  (a) any claims FPMC has or may have against CMI arising under the Loan Purchase Agreement from the date of this Agreement forward, including any unknown claims in connection with loans already purchased by CMI from FPMC but presently not subject to any CMI repurchase or indemnification demand; or (b) claims FPMC has or may have with respect to any matters other than as set forth above, or (c) any claims arising out of, or based upon any breach of this Agreement.

4.             CMI Limited Release.

If and when FPMC makes all of the payments for which paragraph 2 of this Agreement provides, CMI shall be deemed to have released and discharged FPMC, its parent, affiliate and subsidiary corporations, its and their respective directors, officers, employees, shareholders, attorneys, agents, predecessors, successors and assigns, from any and all liability to CMI for the repurchase or indemnity obligations only with respect to the Loans described in the recitals to this Agreement, provided that (i) if FPMC files a voluntary petition in bankruptcy within ninety (90) days following the date on which FPMC makes any payment(s) to CMI under this Agreement including the last payment to CMI required under this Agreement, or (ii) if an involuntary petition is filed against FPMC within any such ninety (90) day period that is not dismissed, and (iii) if CMI disgorges any amounts received from FPMC as a result of claims asserted in any such bankruptcy proceeding, then the release set forth herein shall not apply to amounts which CMI is required to repay.  Nothing contained in this Agreement is intended or shall be construed as a release or waiver of:  (a) any claims CMI has or may have against FPMC otherwise arising under the Loan Purchase Agreement; (b) claims CMI has or may have with respect to any other loan; (c) any future loss or expense CMI may incur with respect to the Loans; or (d) CMI's responsibilities to report to Fannie Mae, Freddie Mac, any other investor or insurer, or any law enforcement or regulatory personnel the circumstances surrounding the Loans and FPMC's involvement in the Loans.

5.             FPMC's Standing with CMI.

FPMC acknowledges and agrees that it has remained an approved customer with CMI, notwithstanding the delayed repurchase and indemnity issues recited above.  FPMC further acknowledges and agrees that, in addition to CMI's rights and remedies at law, equity or under the Loan Purchase Agreement, should FPMC default under the payment or other terms of this Agreement or under other provisions of the Loan Purchase Agreement, CMI reserves the right to immediately suspend or terminate its purchase of loans pursuant to the Loan Purchase Agreement.  Any such suspension or termination shall be governed by the terms set forth in the Loan Purchase Agreement.

6.             Acceleration Upon Payment Default.

FPMC acknowledges and agrees that, in addition to CMI's rights and remedies at law and equity or under the Loan Purchase Agreement (with respect to these Loans only), should FPMC default under the payment or other terms of this Agreement and notwithstanding CMI's forbearance provided for in this Agreement, CMI reserves the right to accelerate and demand immediate payment of all FPMC's unpaid repurchase obligations with respect to the Loans provided that FPMC has failed to cure such default within thirty (30) days of the due date for the payment in default.

7.             Other Repurchase Obligations

FPMC and CMI agree that any future repurchase or other obligations with respect to loans purchased by CMI but not covered by this Agreement ("Future Obligations"), shall be honored by FPMC as billed by CMI in a timely fashion and separately from FPMC's obligations under this Agreement.  Any such Future Obligations shall be governed by the provisions of the Loan Purchase Agreement and CMI's then-existing cure and repurchase procedures.  Failure to comply with this Section 7 will not be a basis for acceleration under Section 6.

8.             Cooperation

CMI shall cooperate with FPMC and EMC in accordance with commercially reasonable loan servicing and transfer practices, to facilitate the sale of the Active Non-Defaulted Loans to EMC including, without limitation, providing the information as it appears on CMI's servicing systems with respect to such Loans, and in accordance with EMC commercially reasonable Servicing Transfer Instructions substantially in the form attached hereto and complying with EMC commercially reasonable requirements in connection with the transfer date.

9.             Representations and Warranties.

Each party hereby acknowledges, represents and warrants to the other that

(a)     No statements or representations made by or on behalf of any of the parties to this Agreement, except as specifically recited in this Agreement, have influenced, induced or caused the parties to make this settlement and to execute this Agreement.

(b)     This Agreement contains the entire agreement between the parties with respect to the matters to which it refers, and there do not exist any other written or oral terms or agreements except for those contained in this Agreement and those contained in the Loan Purchase Agreement with respect to the Loans (as modified by this Agreement).  This Agreement supersedes and replaces all prior writings, discussions, representations, agreements and understandings, if any, relating to the subject matter of this Agreement.  The parties may only amend this Agreement by a document in writing signed by both parties and expressly stating their intent to amend this Agreement.  The Loan Purchase Agreement remains in full force and effect with respect to CMI and FPMC obligations with respect to loans purchased by CMI from FPMC not addressed in this Agreement.

(c)     Only representations contained in this Agreement, and no others, shall be admissible to establish the execution or inducement of this Agreement.

(d)     Each of the undersigned has read and understands this Agreement in its entirety.

(e)     Each of the undersigned has been given full opportunity to seek legal counsel and to consult with counsel of its choosing in connection with the negotiation, drafting and execution of this Agreement.

(f)     This Agreement has been jointly drafted by all of the parties, and in the event of any dispute arising out of this Agreement, no party will have any right to argue any rule of construction or interpretation against any other party claiming the benefit or detriment of being a draftsperson.

(g)     Each of the parties acknowledges that it is authorized and has obtained all of the necessary corporate authorization to sign this Agreement in the capacity and manner set forth below, this Agreement constitutes a valid and binding obligation enforceable against it in accordance with the terms contained in this Agreement, and the execution and delivery of this Agreement will not violate or contravene, in anyway, the articles of incorporation or bylaws, as may be applicable, of the party or any agreement or instrument to which it is a party or is subject.

(h)     None of the parties has assigned or conveyed, nor will any party assign or convey, any of the claims or any portion of such claims specified as being addressed or released in this Agreement.

10.         Governing Law and Venue.

The substantive laws of the State of Missouri shall govern the parties' rights and obligations under this Agreement, without regard to its principles concerning choice of laws, and shall govern the validity, construction, enforcement and interpretation of this Agreement.  This Agreement is made and is to be performed in St. Charles County, Missouri.

Any lawsuit or proceeding arising out of the validity, construction, enforcement or interpretation of this Agreement, and any lawsuit or proceeding arising out of or related to any claims, demands, causes of action, debts, damages, obligations or liabilities discussed in or created by this Agreement, shall be filed and venue shall be proper only in St. Charles County, Missouri (either in the Missouri state courts sitting in St. Charles County, Missouri, or in the United States District Court for the Eastern District of Missouri), and that lawsuit or proceeding shall be governed by the substantive laws of the State of Missouri.

11.         Prevailing Party Entitled To Attorneys Fees.

In the event there arises any dispute under this Agreement with allegations that any party has breached this Agreement, then the prevailing party in that dispute will be entitled to recover (in addition to its actual damages and any other relief sought) its reasonable attorneys fees and all permitted costs.

12.         Parties Bound.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective agents, directors, employees, representatives, successors and assigns.

13.         Severability.

If a court of competent jurisdiction holds any provision of this Agreement illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, any such provision shall be fully severable.  In that event, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement.  The remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance from this Agreement.  In lieu of each such illegal, invalid, or unenforceable provision, there shall be automatically added as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and that is legal, valid, and enforceable.  (Accordingly, the parties expressly agree that the court may "blue pencil" this Agreement such that it conforms to Missouri law as the court finds it.)

14.              No Third Party Beneficiaries.

The parties to this Agreement have entered into this Agreement solely for their own benefit and to advance their respective separate and individual interests, and do not intend it to benefit any third parties or persons not a party to this Agreement.

15.              The Captions.

The captions and headings used in this Agreement are for the parties' convenience only, and do not in any way affect, limit, amplify or modify the words and provisions contained in the text of this Agreement.

CITIMORTGAGE, INC.

/s/Louise Sherman,                                                                   Date:    August 1, 2005
Louise Sherman,
Director-(Intermediary Management)

FIRST PREFERENCE MORTGAGE CORPORATION

/s/David W. Mann,                                                                   Date:    July 29, 2005
David W. Mann, President